Amendment to Employment Agreement of Dr. Felix Zandman

     Amendment to Employment Agreement (this “Amendment”), made as of August 8, 2010 by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and DR. FELIX ZANDMAN (“Executive”) (collectively the “Parties”). This Amendment supersedes and replaces in its entirety that certain Amendment to Employment Agreement between the Parties dated June 16, 2010.

     WHEREAS, Executive has been employed by Vishay pursuant to an Amended and Restated Employment Agreement, made as of May 13, 2009, between the Parties (the “Employment Agreement”);

     WHEREAS, Section 10.5 of the Employment Agreement provides that Vishay and Executive may amend the Employment Agreement by mutual agreement in writing; and

     WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth.

     NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The Employment Agreement is hereby amended to add the following new Section 4.5 after Section 4.4 of the Employment Agreement:

          “4.5 Annual Equity Grant. Vishay granted Executive on March 18, 2010, 37,000 time-vested restricted stock units (“RSUs”) and 111,000 performance-based restricted stock units (“PBRSUs”), under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”). Commencing on January 1, 2011 and on each January 1 thereafter during the Term, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 160% of Executive’s Base Salary on such date. Twenty-five percent of each such grant shall be in the form of RSUs, and 75% shall be in the form of PBRSUs. The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted on such date shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to Executive’s continued employment with Vishay, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized. In the event of the termination of Executive’s employment with Vishay by Vishay without Cause, by Executive for Good Reason, or as a result of his death or Disability, the outstanding RSUs granted pursuant to this Section 4.5 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.5 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control (as defined in the Stock Incentive Program), all of such outstanding RSUs and PBRSUs shall immediately vest.”

     2. Section 5.1 of the Employment Agreement is hereby amended to read as follows:

          “5.1 Participation in Benefit Plans and Programs. During the Term, (a) Executive and his spouse shall be entitled to participate in any and all medical insurance (including hospitalization, doctor visits, pharmaceutical, vision and dental coverage) to the maximum extent made available under plans maintained by the Company from time to time, and group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Israel to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs; and (b) Vishay shall pay for all premiums therefore and reimburse Executive for all out-of-pocket expenses and co-payments incurred in connection with such plans.”

     3. The amendment to the Employment Agreement made by paragraph 1 hereof shall be effective as of March 18, 2010. The amendment to the Employment Agreement made by paragraph 2 hereof shall be effective as of August 8, 2010.

     4. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

     5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lior E. Yahalomi
Name: Lior Yahalomi
Title: Chief Financial Officer

/s/ Dr. Felix Zandman
Dr. Felix Zandman